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                                                                  EXHIBIT 10.4

                               TAX SHARING AGREEMENT

     This Tax Sharing Agreement (this "Agreement"), dated as of October 27, 1998, is made by and among Pinnacle Automation, Inc. (together with its successors and assigns, "Pinnacle"), a Delaware corporation, Alvey Systems, Inc. ("Alvey"), a Delaware corporation and wholly owned subsidiary of Pinnacle, and McHugh Software International, Inc. ("McHugh"), a Delaware corporation and wholly owned subsidiary of Alvey, and their respective successors in interest. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I.

                                      RECITALS

     WHEREAS, Pinnacle is the common parent of an affiliated group of domestic corporations that include Alvey and McHugh;

     WHEREAS, Alvey and its wholly-owned subsidiaries other than the McHugh Companies provide automated materials handling systems for manufacturing plants, distribution centers and warehouses and related services (the "Alvey Business");

     WHEREAS, McHugh and its subsidiaries develop, market, implement and support software solutions for warehouse and transportation management (the "McHugh Business");

     WHEREAS, Pinnacle, Alvey and McHugh have entered into a Distribution Agreement, dated as of even date herewith, pursuant to which Alvey will distribute all of the issued and outstanding shares of capital stock of McHugh to Pinnacle, and Pinnacle will subsequently distribute such shares of capital stock of McHugh to its stockholders, as more fully described in such Distribution Agreement (the "Spin-Off");

     WHEREAS, Pinnacle, Alvey and McHugh intend that for federal income tax purposes the Spin-Off qualify as a tax-free distribution under Section 355 of the Code;

     WHEREAS, following the Spin-Off, McHugh will become the common parent of an affiliated group of corporations;

     WHEREAS, the parties desire to set forth their agreement relating to their respective obligations, responsibilities, rights and entitlements with respect to (1) Taxes paid or payable by either of them, (2) Tax Returns to be filed by either of them, and (3) certain representations and covenants relating to actions of the parties following the Disaffiliation Date.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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I.   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (the meanings to be equally applicable to the singular and the plural forms of the terms defined).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     "Disaffiliation Date" means the date upon which McHugh ceases to be a member of the Pinnacle Affiliated Group as determined in accordance with Treasury Regulations Section 1.1502-76(b).

     "Final Determination" means the final resolution of liability for any Tax for a taxable period, including any related interest or penalties, (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the Commissioner of the IRS, or by a comparable agreement form under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction that has become final and unappealable, (iii) by a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or a comparable agreement under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority, (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax (including a refund or credit allowed as a result of the filing of an amended return), or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations. In addition to the foregoing, any event (e.g., the filing of an IRS Form 870 or a partial settlement) that is agreed by the parties in writing to be a Final Determination shall also be treated as a Final Determination.

     "Income Taxes" means Taxes based on or measured by net income, including, but not limited to, franchise or similar Taxes for which a consolidated, unitary or combined Tax Return is required or permitted.

     "IRS" means the Internal Revenue Service.

     "McHugh Affiliated Group" means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which McHugh will be the common parent immediately after the Spin-Off.

     "McHugh Class A Common" means the newly created class of McHugh Class A common stock.

     "McHugh Class B Common" means the newly created class of McHugh Class B common stock.

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     "McHugh Class C Common" means the newly created class of McHugh Class C common stock.

     "McHugh Companies" means, for any taxable period, McHugh and the subsidiaries of McHugh that are includable in the McHugh Affiliated Group.

     "Pinnacle Affiliated Group" means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Pinnacle is the common parent.

     "Pinnacle Companies" means, for any taxable period, Pinnacle and the Pinnacle subsidiaries that are includable in the Pinnacle Affiliated Group, excluding all McHugh Companies.

     "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, tribal (including Indian or native American), state, federation or other body, and without limiting the generality of the foregoing shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or foreign).

     "Tax Benefit" means any item of loss, deduction, tax credit or any similar item that generally has the effect of reducing the relevant Tax liability.

     "Tax Detriment" means any item of income, gain, recapture of credits or any similar item that generally has the effect of increasing the relevant Tax liability.

     "Tax Item" means any Tax Benefit or Tax Detriment.

     "Tax Return" means any return, filing, questionnaire, report, form or other document, including amended returns or claims for refund filed or required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not a payment is required to be made with respect to the filing), including any forms required to obtain an exemption from any Tax.

II.  FILING OF RETURNS AND PAYMENT OF TAXES

     2.01   FEDERAL INCOME TAXES.

     For all Tax periods, Pinnacle shall accurately prepare and timely file all consolidated federal Income Tax Returns that are required to be filed for the Pinnacle Affiliated Group and shall pay all Taxes shown as due thereon.

     2.02   STATE, LOCAL AND FOREIGN INCOME TAXES.

     (a) For all Tax periods ending on or before the Disaffiliation Date, Pinnacle shall accurately prepare and timely file all combined, consolidated or unitary state, local or foreign Income Tax Returns that include a Pinnacle Company and shall pay all Taxes shown as due thereon.

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     (b)    For all Tax periods that include but do not end on the
Disaffiliation Date ("Straddle Periods"), Pinnacle shall accurately prepare and timely file all combined, consolidated or unitary state, local or foreign Income Tax Returns that include a Pinnacle Company. The liability to pay the Taxes shown as due thereon shall be (i) allocated to Pinnacle to the extent such Tax liability is attributable to any of the Pinnacle Companies, and (ii) allocated to McHugh to the extent such Tax liability is attributable to any of the McHugh Companies. Pinnacle shall pay such Taxes shown as due thereon, and McHugh shall reimburse Pinnacle for its share of such Taxes upon receipt of demand for reimbursement accompanied by reasonable explanation of the calculation of the share of such Tax liability attributable to McHugh.

     (c) All other Income Tax Returns required to be filed by any Pinnacle Company or any McHugh Company (including any combined, consolidated or unitary state, local or foreign Income Tax Returns that are filed solely for the McHugh Companies), as the case may be, for any period shall be filed by, and the Taxes shown as due thereon shall be paid by, the applicable McHugh Company or Pinnacle Company with respect to which such Income Tax Return is required to be filed.

     2.03   TAXES OTHER THAN INCOME TAXES.

     McHugh shall accurately prepare and timely file all Tax Returns with respect to Taxes other than Income Taxes required to be filed by any of the McHugh Companies for all Tax periods and shall pay all Taxes shown as due thereon. Pinnacle shall accurately prepare and timely file all Tax Returns with respect to Taxes other than Income Taxes required to be filed by any other Pinnacle Company and shall pay all Taxes shown as due thereon.

     2.04   PRIOR PRACTICE.

     All Tax Returns shall be prepared in accordance with applicable law and consistently with prior practice.

III. SUBSEQUENT ADJUSTMENTS OF INCOME TAX LIABILITY

     3.01   PINNACLE LIABILITY AND REFUNDS.

     Except as set forth in Article V, Pinnacle shall pay and shall indemnify and hold harmless the McHugh Companies from and against (i) any Tax liability resulting from any Final Determination that adjusts any Tax Item of any member or former member of the Pinnacle Affiliated Group for any Tax period that ends on or before the Disaffiliation Date, including any Tax allocated to the portion of any Straddle Period that ends on the Disaffiliation Date, (ii) any Tax liability attributable to any Pinnacle Company and (iii) any expenses incurred by any McHugh Company in connection therewith, including reasonable accounting and attorneys' fees. Pinnacle shall be entitled to the benefit of all refunds of Taxes resulting from any Final Determination that adjusts any Tax Item of any member or former member of the Pinnacle Affiliated Group for any Tax period that ends on or before the Disaffiliation Date.

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     3.02   ALLOCATION OF LIABILITY FOR STRADDLE PERIODS.

     In the case of any Straddle Period, the Tax allocable to the portion of such Straddle Period ending on and including the Disaffiliation Date shall (i) in the case of any Taxes other than gross receipts, sales or use taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle period ending on and including the Disaffiliation Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income and gross receipts, sales or use taxes, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Disaffiliation Date. The portion of any credits relating to a Straddle Period shall be determined as though the relevant period ended on and included the Disaffiliation Date.

IV.  REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.01   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PINNACLE.

     Pinnacle represents that it has no plan or intention to:

     (a) Amend its charter in any manner or adopt a plan of recapitalization or similar plan that would change or modify, directly or indirectly, the rights of the holders of the common stock or preferred stock of Pinnacle;

     (b) Issue any class of stock to any person or group of persons such that for purposes of Section 355(e) of the Code (x) the aggregate combined voting power of the holders of such stock equals or exceeds 50% of the total voting power of the outstanding capital stock of Pinnacle or (y) the aggregate fair market value of such stock equals or exceeds 50% of the fair market value of the capital stock of Pinnacle;

     (c) Enter into a transaction, or to the extent it has the right to prohibit, permit a transaction to occur, as a result of which any person, other than Pinnacle, would acquire shares of Pinnacle capital stock from any holder of shares of Pinnacle capital stock;

     (d) Acquire, or permit any subsidiary of Pinnacle to acquire, any outstanding shares of Pinnacle capital stock that has an aggregate fair market value of more than $5 million;

     (e) Cause or permit Alvey to adopt a plan of liquidation or dissolution, or to discontinue any material portion of the Alvey Business;

     (f)    Liquidate, sell or dispose of any shares of capital stock of Alvey;
or

     (g)    Adopt a plan of liquidation or dissolution.

     4.02   REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALVEY.

     Alvey represents that it has no plan or intention to:

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     (a)    Acquire, or permit any subsidiary to acquire, any outstanding shares of Pinnacle or Alvey capital stock; or

     (b) Adopt a plan of liquidation or dissolution, or discontinue any material portion of the Alvey Business.

     4.03   REPRESENTATIONS, WARRANTIES AND COVENANTS OF MCHUGH.

     McHugh represents that it has no plan or intention to:

     (a) Amend its charter in any manner or adopt a plan of recapitalization or similar plan that would change or modify, directly or indirectly, the rights of the holders of the outstanding common stock of McHugh, the McHugh Class A Common, the McHugh Class B Common or the McHugh Class C Common;

     (b) Issue any class of stock to any person or group of persons such that for purposes of Section 355(e) of the Code (x) the aggregate combined voting power of such stock and the McHugh Class A Common equals or exceeds 50% of the total voting power of the outstanding capital stock of McHugh or (y) the aggregate fair market value of such stock and the McHugh Class A Common equals or exceeds 50% of the fair market value of the capital stock of McHugh;

     (c) Enter into a transaction, or to the extent it has the right to prohibit, permit a transaction to occur, as a result of which any person, other than McHugh, would acquire shares of McHugh capital stock from any holder of shares of McHugh capital stock;

     (d) Acquire, or permit any subsidiary of McHugh to acquire, any outstanding shares of McHugh capital stock that has a fair market value of more than $5 million;

     (e) Liquidate, dispose of or otherwise discontinue any material portion of the McHugh Business; or

     (f)    Adopt a plan of liquidation or dissolution.

V.   TAXES ATTRIBUTABLE TO SPIN-OFF

     5.01   PINNACLE LIABILITY.

     Each of Pinnacle, Alvey and McHugh hereby agrees that it will take any action required or reasonable to qualify the Spin-Off, and will not take or cause to be taken any action that would disqualify the Spin-Off, as a tax free distribution under Section 355 of the Code. Notwithstanding any provision of this Agreement to the contrary, and except as specifically provided in Section 5.02, Pinnacle shall pay and shall indemnify and hold harmless the McHugh Companies from and against any Taxes resulting from the Spin-Off.

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     5.02   MCHUGH LIABILITY.

     Notwithstanding Section 5.01 hereof, McHugh shall be liable for, and shall indemnify Pinnacle against, the Taxes described in Section 5.01, to the extent the incurrence of the Tax in question resulted from (i) any actions taken after the Disaffiliation Date by McHugh or any of its stockholders that would be contrary to the requirements of Section 355 of the Code or (ii) any failure by McHugh or any of its stockholders to take any actions after the Disaffiliation Date that would be contrary to the requirements of Section 355 of the Code.

VI.  ADMINISTRATIVE PROVISIONS

     6.01   CONTESTS.

     A party entitled to be indemnified under this Agreement (the "Indemnified Party") shall provide the indemnifying party (the "Indemnifying Party") with written notice of any claim or of the commencement of any proceeding against the Indemnified Party that may result in any indemnification hereunder, and shall provide the Indemnifying Party with notice of and an opportunity to attend any meeting with taxing authorities regarding the claim or proceeding. The Indemnified Party shall not (unless otherwise required by a proper notice of assessment of levy) pay, settle, compromise or concede any portion of the claim or issue relating thereto without the written consent of the Indemnifying Party and shall, at the Indemnifying Party's sole cost (including any reasonable out-of-pocket costs incurred by the Indemnified Party), take such action as the Indemnifying Party may reasonably request (including the filing of a petition, amended return or claim for refund) in contesting the claim. The Indemnifying Party shall, if so requested, provide an opinion of independent Tax counsel or independent accounting firm that there exists a reasonable basis for the contest. The Indemnified Party shall assign to the Indemnifying Party any claim for refund or any portion of the claim that shall have been paid. If in the course of a contest, a compromise is offered with respect to offsetting or partially offsetting issues, the parties agree to negotiate in good faith to share the benefits and burdens of the compromise.

     6.02   COOPERATION.

     Pinnacle and McHugh agree to furnish or cause to be furnished to each other, at no cost and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit and the prosecution or defense of any claim, suit or proceeding relating to Taxes. Neither the Pinnacle Companies nor the McHugh Companies shall, without the consent of the other party (which shall not be unreasonably withheld) settle or compromise any Tax claim or dispute with a Taxing authority if the effect of such settlement or compromise would be a material increase in the Tax Liability of the other group.

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VII. MISCELLANEOUS

     7.01   ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     7.02   GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     7.03   DESCRIPTIVE HEADINGS.

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.04   NOTICES.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            if to Pinnacle or Alvey:

               c/o Pinnacle Automation, Inc.
               9301 Olive Boulevard
               St. Louis, Missouri  63132
               Telecopy: (314) 995-2274
               Attention:     Mr. Stephen J. O'Neill
                              President and Chief Executive Officer

            if to McHugh:

               McHugh Software International, Inc.
               20700 Swenson Drive, Suite 400
               Waukesha, Wisconsin  53186
               Telecopy: (414) 317-2645
               Attention:     Mr. Ritch J. Durheim
                              President and Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is

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received following the day on which such notice or communication was sent.
Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     7.05   COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     7.06   PERSONAL LIABILITY.

     This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     7.07   BINDING EFFECT; ASSIGNMENT.

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     7.08   AMENDMENT.

     This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     7.09   LEGAL FEES; COSTS.

     If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the non-prevailing party reasonable attorneys' fees and costs and any other costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     7.10   RESOLUTION OF DISPUTES.

     Any disputes between the parties concerning the calculation of amounts or similar accounting matters shall be resolved by a nationally recognized public accounting firm selected by the parties, whose fees and expenses shall be shared equally by Pinnacle and McHugh.

     7.11   TERM.

     This agreement shall commence on the date of execution indicated on page one hereof and shall continue in effect until the expiration of the applicable statute of limitations.

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     7.12   SEVERABILITY.

     If any term, provision or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions shall remain in full force and effect and shall not be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions and restrictions without including any invalid, void or unenforceable provisions.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                  PINNACLE AUTOMATION, INC.

                                  By:  /s/Stephen J. O'Neill
                                       ------------------------------------
                                       Stephen J. O'Neill
                                       President and Chief Executive Officer

                                  ALVEY SYSTEMS, INC.

                                  By:  /s/Stephen J. O'Neill
                                       -------------------------------------
                                       Stephen J. O'Neill
                                       President and Chief Executive Officer

                                  MCHUGH SOFTWARE INTERNATIONAL, INC.

                                  By:  /s/Kevin C. Shanahan
                                       --------------------------------------
                                       Kevin C. Shanahan
                                       Vice President - Finance and Treasurer





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